                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                             ULTRADATA CORPORATION
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                               (Name of Issuer)

                                 COMMON STOCK
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                        (Title of Class of Securities)

                                  90388N 10 2
                    ---------------------------------------
                                (CUSIP Number)






*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
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  CUSIP NO. 90388N 10 2                                    PAGE 2 OF 5 PAGES
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      MALCOLM R. MCKELLAR

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      AUSTRALIAN

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,018,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,018,500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,018,500

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.4%

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      TYPE OF REPORTING PERSON*
12
      IN

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ITEM 1.

       (a)  Name of Issuer:
            --------------
            Ultradata Corporation

       (b)  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            5000 Franklin Drive
            Pleasanton, CA  94588


ITEM 2.

       (a)  Name of Person Filing:
            ---------------------
            Malcolm R. McKellar

       (b)  Address of Principal Business Office:
            ------------------------------------
            10-12 Hibiscus Court
            Rocky Point, FNQ 4873
            Australia

       (c)  Citizenship:
            -----------
            Australian

       (d)  Title of Class of Securities:
            ------------------------------
            Common Stock

       (e)  CUSIP Number:
            -------------
            90388N 10 2

ITEM 3.

            Not applicable.

ITEM 4.     OWNERSHIP.

       (a)  Amount Beneficially Owned:                       1,018,500
            --------------------------

       (b)  Percent of Class:                                     13.4%
            --------------------------

       (c)  Number of shares as to which such person has:
            --------------------------------------------

            (i)     sole power to vote or direct the vote:    1,018,500

            (ii)    shared power to vote or direct the vote:    -0-

            (iii)   sole power to dispose or to direct the
                    disposition of:                           1,018,500

            (iv)    shared power to dispose or to direct the
                    disposition of:                            -0-

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1998


                                    MALCOLM R. MCKELLAR


                                    By:/s/ Malcolm R. McKellar
                                       -----------------------